Exhibit 2.3

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of October 11, 2018, between Adynxx, Inc., a Delaware corporation (“Company”), and the undersigned (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of shares of Company Common Stock, par value $0.001 per share (the “Common Shares”) and, if applicable, the number of shares of Company Preferred Stock, par value $0.001 per share (the “Preferred Shares”) of Company, set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares and Preferred Shares, together with any other shares of the Company (“Shares”) the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Parent, Embark Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are concurrently entering into an agreement and plan of merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the written consent or affirmative vote of the holders of a (i) majority in voting power of all Company Capital Stock voting together on an as converted to Common Share basis and (ii) a majority of the voting power of all Company Preferred Stock voting together on an as converted to Common Shares basis, entitled to vote thereon; and

WHEREAS, as an inducement to Company’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in the Company, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a)       The Stockholder hereby agrees that, immediately following the earlier to occur of (i) confirmation by the SEC that it has no further comments on the Proxy Statement or (ii) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Stockholder shall execute and deliver, or cause to be executed and delivered, to Company, a written consent in the form of Exhibit A hereto (a “Written Consent”). The Written Consent shall be coupled with an interest and shall be irrevocable. As used herein, the term “Expiration Time” shall mean the earliest occurrence of (A) the Effective Time and (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and the term “Voting Period” shall mean such period of time between the date hereof and the Expiration Time.

(b)       The Stockholder hereby agrees that, during the Voting Period, and at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) against (X) any Acquisition Proposalor (Y) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement.

Section 2.2 Grant of Irrevocable Proxy. The Stockholder hereby appoints Company and any designee of Company, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1; provided, however, that the Stockholders’ grant of the proxy contemplated by this Section 2.2 shall be effective with respect to Section 2.1(a) if, and only if, the Stockholder does not deliver the Written Consent immediately following the earlier to occur of (i) confirmation by the SEC that it has no further comments on the Proxy Statement or (ii) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the transactions contemplated thereby is given to Company by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Company (and its officers on behalf of Company) will use the irrevocable proxy that is granted by the Stockholder hereby only in accordance with applicable Legal Requirements and that, to the extent Company (and its officers on behalf of Company) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

Section 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Company by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. The proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

ARTICLE III

COVENANTS

Section 3.1 Subject Shares.

(a)       The Stockholder agrees that (i) from the date hereof until the Effective Time, it shall not, and shall not commit or agree to, without Company’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period, it shall not, and shall not commit or agree to, without Company’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may (1)  make transfers or dispositions of the Subject Shares to any member of the immediate family of the Stockholders or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) make transfers or dispositions of the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) make transfers of the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) make transfers or dispositions not involving a change in beneficial ownership and (6) if the Stockholder is a trust, make transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary. The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b)       In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Company written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

Section 3.2 Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.

Section 3.3 Other Offers. Except to the extent the Company is permitted to take such action pursuant to the Merger Agreement, neither the Stockholder (in the Stockholder’s capacity as such), shall, nor shall the Stockholder authorize or permit any of its Representatives to, take any of the following actions: (i) solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal, (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Company and its respective subsidiaries and representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall use reasonable best efforts to cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

Section 3.4 Voting Trusts. The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

Section 3.5 Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Legal Requirements, including Section 262 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Company as follows:

Section 4.1 Due Authorization, etc. The Stockholder is a natural person, corporation, limited partnership or limited liability company. If the Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Company) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Agreement by executing the spousal consent attached hereto). The Stockholder has, and will at all times up until the Expiration Time have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

Section 4.3 No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company.

Section 4.5 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall automatically terminate, and neither Company nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Effective Time; and (b) the valid termination of the Merger Agreement in accordance with its terms. The parties acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article VI, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 6.11, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any all actions and to do all things reasonably necessary to effectuate this Agreement.

Section 6.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.3 Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 6.4 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Company, to

Adynxx, Inc.

100 Pine Street, Suite 500

San Francisco, CA 94111

Attention: Rick Orr

Email: rorr@adynxx.com

with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304
Attention:      Laura Medina

 John McKenna

Email:            lmedina@cooley.com

 jmckenna@cooley.com

If to the Stockholder, to the address or electronic mail address set forth on the signature pages hereto.

or to such other person or address as any party shall specify by written notice so given.

Section 6.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent Company may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Company under the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

Section 6.8 Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 6.9 Specific Performance. The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of the Company and Parent shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.

Section 6.10 Submission to Jurisdiction. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Legal Requirements shall be valid and sufficient service thereof.

Section 6.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

IN WITNESS WHEREOF, Company and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

ADYnXX, INC.

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

Address:

Electronic Mail Address:

[Signature Page to Voting Agreement]

SPOUSAL CONSENT

I ____________________, spouse of ____________________, having the legal capacity, power and authority to do so, hereby confirm that I have read and approve the foregoing the Voting Agreement (the “Agreement”).  In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws of the State of California or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Name:
Date:

[Signature Page to Voting Agreement]

Exhibit A
Written Consent

See attached.

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS

OF Adynxx, INC.

Each of the undersigned stockholders of Adynxx, Inc., a Delaware corporation (the “Company”), constituting the holders of at least: a majority of the shares of the Company’s outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis; the holders of a majority of the shares of the Company’s Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class on an as-converted basis; the holders of a majority of Key Holder Shares (as defined in the Voting Agreement); the holders of a majority of Key Holder Stock (as defined in the Co-Sale Agreement); and TPG Biotechnology Partners IV, L.P., acting pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”) hereby irrevocably consents with respect to all shares of the Company’s capital stock owned by such stockholder to the adoption of the following resolutions and to the taking of the actions referred to in such resolutions in lieu of a meeting:

Adoption of Merger of the Company and the Agreement and Plan of Merger

Whereas, the Company’s Board of Directors (the “Board”) has considered the proposed merger and other transactions described in an Agreement and Plan of Merger and Reorganization by and among the Company, Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), and Embark Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Alliqua (“Merger Sub”) in the form presented to the Board and attached hereto as Exhibit A (the “Merger Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement);

Whereas, pursuant to the Merger Agreement, Merger Sub shall merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Alliqua;

Whereas, the Board, by unanimous vote of all directors, has (i) reviewed and declared that the Merger Agreement, the Merger and the transactions and agreements contemplated thereby are advisable and fair, and in the best interests of the Company and its stockholders, (ii) authorized, approved and adopted the Merger Agreement and authorized, approved and adopted the Merger and the transactions and agreements contemplated thereby, and (iii) has directed that the Merger Agreement, and the other agreements, certificates and documents contemplated thereby be executed and delivered and submitted to the stockholders of the Company for their approval and adoption;

Whereas, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers or any other corporation, partnership, association or other organization in which one or more of the directors or officers of the Company is a director or officer of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party,” or collectively as the “Interested Parties,” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the stockholders;

Whereas, it is hereby disclosed or made known to the stockholders of the Company that Dennis Podlesak, Eckard Weber, M.D., Stan Abel, Rick Orr and Julien Mamet, Ph.D. or their affiliates will receive consideration in connection with the Merger and each is a director of the Company such that each may be considered an Interested Party with respect to the Merger and the Merger may be an Interested Party Transaction; and

Whereas, after careful consideration, the Board has further determined that it is in the best interests of the Company and the stockholders of the Company (a) for the Company to enter into all agreements and other documents contemplated by the Merger Agreement to which the Company is a party, including, but not limited to, the Voting Agreements with certain stockholders of the Company (all agreements and other documents contemplated by the Merger Agreement, the “Transaction Documents”) and (b) to perform the transactions contemplated by the Transaction Documents.

Now, Therefore, Be it Resolved, that after careful consideration, the undersigned stockholders have determined that the terms and conditions of the Merger are just and equitable and fair as to the Company and that it is in the best interests of the Company and the stockholders of the Company to enter into the Merger subject to the terms agreed upon by the parties;

Resolved Further, that the undersigned stockholders hereby acknowledge that all material facts as to the directors’ relationships or interests as to the Merger and the other transactions authorized and approved in the preceding resolutions have been disclosed and are known to the stockholders, and that the stockholders, by execution hereof, specifically approve such transactions pursuant to Section 144(a)(2) of the DGCL;

Resolved Further, that the Merger, the Certificate of Merger to be filed with the Secretary of State of the State of Delaware effecting the Merger, the Merger Agreement and the Transaction Documents, each subject to such changes and modifications as the Company may consider necessary or appropriate, and the transactions contemplated thereby, be, and each of them hereby is, authorized and approved in all respects, and the Merger Agreement is hereby adopted by the undersigned stockholders and that each of the undersigned Stockholders hereby votes all of the shares of capital stock of the Company held by such Stockholder and entitled to vote thereon in favor of the adoption and approval of the Merger Agreement, the Certificate of Merger, the Transaction Documents and the transactions contemplated thereby, including the Merger;

Resolved Further, that the allocation of the merger consideration pursuant to and in accordance with the terms of the Merger Agreement and the Transaction Documents is approved and adopted in all respects;

Resolved Further, that the indemnification obligations set forth in Section 5.06 of the Merger Agreement are approved and adopted in all respects;

Resolved Further, that with respect to the Merger and the other transactions contemplated by the Merger Agreement and Transaction Documents, all notice requirements set forth in the Company’s Restated Certificate or Bylaws be, and they hereby are, waived; and

Resolved Further, that the Company is hereby authorized to execute and deliver all such instruments, notices and certificates, to make all such payments, to make all such filings pursuant to state laws or otherwise (and any such filings heretofore made are hereby ratified), and to do all such other acts and things as are necessary or desirable in order to carry out the intent and purposes of the foregoing resolutions.

Waiver of Appraisal Rights

Whereas, a stockholder of the Company who does not vote in favor of the Merger (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such stockholder’s shares of the Company’s stock as to which such stockholder has exercised such appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Merger);

Whereas, the undersigned stockholders determined, in connection with the Merger, that the fair value and (if applicable) fair market value of the Company’s stock for the purpose of stockholders’ exercise of appraisal rights under Delaware is the applicable consideration (calculated in accordance with the Merger Agreement) for such stock; and

Whereas, a Dissenting Stockholder must follow the appropriate procedures under the DGCL, or suffer the termination or waiver of such appraisal rights.

Now, Therefore, Be it Resolved, approval of the Merger given by each shareholder is irrevocable and such stockholder is aware of its rights to demand appraisal for its shares under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, and that such stockholder has received and read a copy of Section 262 of the DGCL;

Resolved Further, that each undersigned stockholder, with respect only to himself, herself or itself, and any shares held by him, her or it in such capacity, hereby unconditionally waives (and to the extent not able to be waived, does hereby agree not to exercise or assert) any and all (i) rights under Section 262 of the DGCL and under other applicable law or regulation granting such stockholder the right to have such stockholder’s shares of Company capital stock appraised in connection with the Merger or (ii) right to otherwise dissent from the Merger and the transactions contemplated by the Merger Agreement; and

Resolved Further, by each shareholder approving of the Merger, it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

Additional Stockholders’ Rights

Whereas, Article IV, Section 3 of the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) provides for a liquidation preference to be paid to the holders of the Preferred Stock of the Company (the “Preferred Stock”) in the event of a Liquidation Event (as defined in the Restated Certificate) (the “Liquidation Preference”).

Now, Therefore, Be it Resolved, that each of the undersigned stockholders hereby acknowledge that the Merger is not a Liquidation Event: and

Resolved Further, each of the undersigned stockholders hereby acknowledge that the Merger, not being a Liquidation Event, shall not trigger any payment pursuant to the Liquidation Preferences with respect to any of the outstanding shares of Preferred Stock.

Termination of Amended and Restated Investors’ Rights Agreement

Whereas, the Company and certain of its stockholders entered into that certain Amended and Restated Investors’ Rights Agreement, dated as of October 19, 2016 (the “IRA”).

Now, Therefore, Be it Resolved, that undersigned stockholders of the Company that are party to the IRA hereby agree that the IRA shall be terminated effective as of, and conditioned upon, the closing of the Merger, and that no party shall have any further rights or obligations under the IRA following the Merger.

Termination of Amended and Restated Right of First Refusal and Co-Sale Agreement

Whereas, the Company and certain of its stockholders entered into that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 19, 2016 (the “Co-Sale Agreement”).

Now, Therefore, Be it Resolved, that the undersigned stockholders of the Company that are party to the Co-Sale Agreement hereby agree that the Co-Sale Agreement shall be terminated effective as of, and conditioned upon, the closing of the Merger, and that no party shall have any further rights or obligations under the Co-Sale Agreement following the Merger.

Termination of Amended and Restated Voting Agreement

Whereas, the Company and certain of its stockholders entered into that certain Amended and Restated Voting Agreement, dated as of October 19, 2016 (the “Voting Agreement”).

Now, Therefore, Be it Resolved, that the undersigned stockholders of the Company that are party to the Voting Agreement hereby agree that the Voting Agreement shall be terminated effective as of, and conditioned upon, the closing of the Merger, and that no party shall have any further rights or obligations under the Voting Agreement following the Merger.

General Authorizing Resolution

Resolved, that any officer of the Company be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, including, without limitation, the Merger Agreement, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Company, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by, the foregoing resolutions and/or all of the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents;

Resolved Further, that each of the undersigned Stockholders hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent;

Resolved Further, that all prior acts consistent with the purposes of the above resolutions, done on behalf of the Company by its officers, are ratified and approved as the proper acts and deeds of the Company; and

Resolved Further, that the action taken by this Action by Written Consent shall have the same force and effect as if taken at a special meeting of the holders of the issued and outstanding shares of capital stock of the Company entitled to vote thereon duly called and constituted pursuant to the Company’s Bylaws and the laws of the State of Delaware. By executing this Action by Written Consent, each stockholder is giving written consent with respect to all shares of the Company’s capital stock held by such stockholder in favor of the above resolutions.

[Signature page follows]

This Action may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

In Witness Whereof, the undersigned have executed this Action by Written Consent of the Stockholders as of the date written below.

Date:________________________

Stockholder (if an entity):

Name of Stockholder:

By:

Name:
Title:

Stockholder (if an individual):

Name of Stockholder:

Signature:

Exhibit A

Merger Agreement

Exhibit B

Section 262 of the DGCL

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title ), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Schedule I
Ownership of Common Shares

Name and Address of Stockholder	Number of Common Shares	Number of Preferred Shares
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